Exhibit 99.1

Contacts:

RehabCare Group, Inc.

Investors: Jay W. Shreiner, Senior Vice President & Chief Financial Officer

Press: David J. Totaro, Senior Vice President

Corporate Marketing and Communications

314-863-7422

REHABCARE COMPLETES PURCHASE OF SYMPHONY HEALTH SERVICES

Acquisition Creates Stronger Provider for the Post-Acute Continuum

ST. LOUIS, MO, July 6, 2006--RehabCare Group, Inc. (NYSE:RHB) today announced that it has completed its acquisition of Symphony Health Services and its subsidiaries, RehabWorks, VTA Management Services and Polaris Group, for $101.5 million. The transaction is RehabCare’s largest investment to date towards its strategic vision of enhancing and integrating its continuum of post-acute services in key geographic markets.

“Our acquisition of Symphony immediately adds rehabilitation program management of 500 skilled nursing facility locations across the country, further developing our continuum of care strategy in several specific markets across the country,” said John H. Short, Ph.D., RehabCare President and CEO.

Based in Hunt Valley, MD, Symphony Health Services is a comprehensive family of companies focused on delivering contract therapy, nursing and healthcare consulting services for the post-acute industry. Its RehabWorks division is one of the leading providers of physical, occupational and speech therapy services to long-term care facilities.

The combined organizations create a program management company represented in more than 1,400 healthcare facilities in 42 states, the District of Columbia and Puerto Rico, making it one of the largest physical rehabilitation providers in the U.S.

The blending of the two companies also will create operational synergies, with an estimated annual cost savings of $8 to $12 million to be realized over the next 24 months. R. Scott Jones, Symphony’s President and CEO, has been appointed to lead a transition team comprised of

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executives from both companies. The team is charged with ensuring a smooth integration of all operations and examining Symphony systems that may be beneficial to retain.

“Symphony took a very proactive approach to quality improvement and compliance management, utilizing some intensive and effective training programs,” said Dr. Short. “These training initiatives are one of many Symphony practices we will be looking to incorporate. Likewise, we will be bringing them onto the Palm technology platform we employ in our clinical programs. It’s all about creating better services for our clients and patients.”

Another principal focus will be on melding the cultures and image of two organizations dedicated to helping people regain their lives, he said. As an initial step, RehabCare has incorporated RehabWorks’ “heart and hand” icon into its logo. “The icon represents a blend of compassion, care and healing, emblematic of the role of physical rehabilitation,” said Dr. Short.

In addition, the company will be hosting a series of welcome receptions in regions with a high concentration of RehabCare and RehabWorks programs, as an opportunity for employees to network and discuss how they can work together to improve the quality of post-acute services for the community.

“We intend to create a stronger organization that people will seek out as their first choice in an employer and provider of the continuum of care,” concluded Dr. Short.

RehabCare Group, Inc., headquartered in St. Louis, MO, is a leading provider of contract therapy and program management services for hospital inpatient rehabilitation, skilled nursing units and outpatient therapy programs in conjunction with more than 1,400 hospitals and skilled nursing facilities in 42 states, the District of Columbia and Puerto Rico. RehabCare is pleased to be included in the Russell 2000 and Standard and Poor’s Small Cap 600 indices.

This press release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities

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Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties may include but are not limited to, our ability to consummate acquisitions and other partnering relationships at reasonable valuations; our ability to integrate recent and pending acquisitions and partnering relationships within the expected timeframes and to achieve the revenue, earnings and cost savings levels from such acquisitions and relationships at or above the levels projected; changes in governmental reimbursement rates and other regulations or policies affecting the services provided by us to clients and/or patients; the operational, administrative and financial effect of our compliance with other governmental regulations and applicable licensing and certification requirements; our ability to attract new client relationships or to retain and grow existing client relationships through expansion of our hospital rehabilitation and contract therapy service offerings and the development of alternative product offerings; the future financial results of our unconsolidated affiliates; the adequacy and effectiveness of our operating and administrative systems; our ability to attract and the additional costs of attracting and retaining administrative, operational and professional employees; shortages of qualified therapists and other healthcare personnel; significant increases in health, workers compensation and professional and general liability costs; litigation risks of our past and future business, including our ability to predict the ultimate costs and liabilities or the disruption of our operations; competitive and regulatory effects on pricing and margins; our ability to effectively respond to fluctuations in our census levels and number of patient visits; the proper functioning of our information systems; natural disasters and other unexpected events which could severely damage or interrupt our systems and operations; and general and economic conditions, including efforts by governmental reimbursement programs, insurers, healthcare providers and others to contain healthcare costs.

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